Exhibit 23.6

CONSENT OF KAGAN MEDIA APPRAISALS

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by Hudson Pacific Properties, Inc., and the related Prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”), the Special Report prepared for Hudson Pacific Properties, Inc. (the “Special Report”) as an exhibit to the Registration Statement and the references to the Special Report wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Business and Properties” and “Experts” in the Registration Statement.

Dated: June 2, 2010

KAGAN MEDIA APPRAISALS

/s/ Daniel Oakey
Name: Daniel Oakey
Title: Chief Contracts Officer